Name: F.A. Henderson
Exhibit 10(j)
COMPENSATION STATEMENT

Commencing: January 1, 2006	Salary: $129,166.66 per month
I agree the salary cited will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.
I acknowledge I am aware of trade secrets or other confidential and/or proprietary information concerning GM; the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM.
For a period of two years immediately following my voluntary termination of employment with GM or any of its subsidiaries, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.
This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge GM retains the right in its discretion to increase or decrease my monthly compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.
I agree that my job responsibilities with GM and a significant portion of my compensation are consideration for the confidentiality and non-compete agreements noted above. I acknowledge that my breach of the confidentiality or non-competition provisions of this agreement will cause irreparable harm to GM because of the weakened ability of GM to fairly compete and the inherent difficulty in quantifying the damage caused to GM from such breach. Such irreparable harm can and should be remedied by an injunction against me without any bond being required because any other potential remedy will not be as prompt, certain and full as is necessary to prevent such harm. I acknowledge that my breach of this non-compete agreement will cause GM a greater degree of harm than could be caused to me by living up to the terms because I am being compensated by GM at such a level so as to be able to sustain myself for the non-competition period and am also able to work in fields of business which are not competitive with GM, its affiliates or joint ventures. I further acknowledge that the non-competition provisions are reasonable in duration, geographical area and line of business.
By signing this compensation statement, I also acknowledge my responsibility to adhere to and believe I am in compliance with General Motors Corporation guidelines with respect to employee conduct as contained in the “Winning With Integrity — Our Values and Guidelines for Employee Conduct” materials.
I acknowledge that, with the exception of the Agreement between General Motors Corporation and Frederick A. Henderson (RSU grant of June 6, 2000 and RSU grant of June 6, 2005), there are no other oral or written understandings or agreements in effect regarding my salary, nature or duration of employment, or the other matters set forth in this Compensation Statement.
No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.

/s/ Frederick A. Henderson Employee	/s/ G. Richard Wagoner, Jr. General Motors Corporation

December 19, 2005 Date	December 19, 2005 Date